[LETTERHEAD OF MORROW & POULSEN, P.C.]


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




Board of Directors
Peoples Bankcorp, Inc.
825 State Street
Ogdensburg, New York 13669

       Re:   Registration Statement on Form S-8
             Peoples Bankcorp, Inc. Management Recognition Plan and Peoples Bankcorp, Inc. 2000 Stock Option and Incentive Plan

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 6, 2002, on our audits of the consolidated financial statements of Peoples Bankcorp, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of income, equity and cash flows, which are included in Peoples Bankcorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.




Morrow & Poulsen, P.C.




Date: July 1, 2002
Watertown, New York